Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT: Karla Hurter, 703-319-0957 Health2 Resources
khurter@health2resources.com
Sen. Dave Durenberger joins Health Fitness
Corporation’s Board of Directors
MINNEAPOLIS, MN Aug. 13, 2007— Health Fitness Corporation (“HFC”) (OTC BB: HFIT) today announced that former U.S. Senator Dave Durenberger, a nationally-recognized health policy thought leader, has been elected to its board of directors.
Active in Minnesota public life for more than 40 years, Durenberger’s experience in the U.S. Senate included 17 years on the influential Senate Finance Committee. He was the ranking member of the Health Subcommittee for a decade, serving six years as chairman.
Durenberger served three terms in the Senate, sponsoring numerous bills that focused on public health and safety. Among them were bills to ensure safe drinking water and clean air, the Americans with Disabilities Act, Continuity of Employment Health Insurance (COBRA), Maternal and Child Health amendments, measures to support Medicare, Medicaid and rural health policy, and acts to streamline and enhance health insurance coverage.
“Health Fitness Corporation warmly welcomes Dave Durenberger’s substantial health policy expertise to our board,” said Mark W. Sheffert, chairman of HFC’s board. “Sen. Durenberger is highly recognized and respected nationwide for his extensive knowledge of both business and health care. His insight and guidance will certainly be additive to the direction and governance of the organization.”
Durenberger has made health policy a focus since his retirement from the Senate in 1995. He is founder and chair of the National Institute of Health Policy, a not-for-profit forum for health care leaders throughout the Upper Midwest to collaborate on complex health care issues and to foster health care transformation. He is also senior health policy fellow at the University of St. Thomas College of Business in Minneapolis. In that role he serves on the faculty of the College of Business, teaching in medical group management programs, physician leadership and other graduate and executive education programs. Durenberger also teaches health policy at the University’s College of Law, contributes regularly to College of Business publications, and consults on curriculum design efforts for health policy courses. His bi-weekly “Commentary” on health policy and politics is a much-read predictor of health policy for more than 10,000 national leaders. Durenberger is president of Policy Insight, LLC, a business consulting firm for health policy interests both in the United States and globally.
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Durenberger continues to influence the future of health policy through his commission and board positions. He serves as commissioner, Medicare Payment Advisory Commission; commissioner, National Commission for Quality Long-term Care; special advisor to the Steering Committee, American Medical Group Association; advisory member, Council of Accountable Physician Practices; commissioner, Kaiser Commission on the Future of Medicaid and the Uninsured; commissioner, Americans for Generational Equity; board member, Center for the Study of Politics and Governance; co-chair, Minnesotan’s Military Appreciation Fund; member, MBA Public Policy Advisory Board, University of St. Thomas; board member, VocalEssence and ServeMinnesota; board member, National Committee on Quality Assurance; and board member, The Mercanti Group.
He was also appointed by Gov. Tim Pawlenty to chair the Minnesota Citizen’s Forum on Healthcare Costs, to explore health care cost drivers, citizen values, and to recommend health care reform in Minnesota, with input from more than 1,000 Minnesota citizens.
He is the recipient of numerous awards for leadership, among them the Leadership, Vision and Commitment Award from the Minnesota Governor’s Council on Developmental Disabilities; the Minnesota Medical Association’s Sova Award; the Lifetime Achievement Award in Health Care Quality Improvement, James Q. Cannon Memorial Endowment; George Mason University School of Public Policy Founders Award; and Lifetime Leadership Award, Voices for National Service. He is also an Honorary Fellow of the American Institute for Medical and Biological Engineering.
About Health Fitness Corporation
Health Fitness Corporation (HFC) is a leading provider of employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, HFC partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. HFC serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. HFC provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. HFC employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on HFC, visit www.hfit.com.